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                                                                    EXHIBIT 8.1

                               February 9, 1996

Federal Paper Board Company, Inc.
75 Chestnut Ridge Road
Montvale, New Jersey 07645

Ladies and Gentlemen:

  We have acted as special counsel to Federal Paper Board Company, Inc. ("FPB"), in connection with (i) the proposed merger (the "Merger") pursuant to the Restated and Amended Agreement and Plan of Merger, dated as of November 6, 1995, and amended as of February 8, 1996 (the "Merger Agreement") between FPB, a North Carolina corporation, International Paper Company, a New York corporation ("IP") and Focus Merger Co., Inc., ("Merger Sub") a wholly owned subsidiary of IP and (ii) the preparation and filing of the Proxy Statement/Prospectus, dated February 9, 1996, of FPB and IP. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

  In delivering our opinion, we have reviewed the Merger Agreement and have assumed that the representations and warranties therein are and will remain true, correct and complete and that the parties have complied with and will continue to comply with the covenants therein. In addition, we have reviewed the Proxy Statement/Prospectus and have assumed that the statements therein are and will remain true, correct and complete. Any variation or difference in the facts from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

  Based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and our consideration of other pertinent authorities, all as in effect on the date hereof, we are of the opinion that the discussion in the Proxy Statement/Prospectus under the captions "SUMMARY -- THE MERGER -- Certain Federal Income Tax Considerations" and "THE MERGER -- Certain Federal Income Tax Considerations," insofar as it relates to matters of United States federal income tax law, is a fair and accurate summary of such matters. We express no opinion (i) as to whether such description addresses all of the United States federal income tax consequences of the Merger that may be applicable to FPB, IP or any particular FPB stockholder or (ii) as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Proxy Statement/Prospectus under the captions "SUMMARY -- THE MERGER -- Certain Federal Income Tax Considerations" and "THE MERGER -- Certain Federal Income Tax Considerations." There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Shearman & Sterling under the caption "THE MERGER -- Certain Federal Income Tax Considerations" in the Proxy
Statement/Prospectus.

                                          Very truly yours,

                                          Shearman & Sterling